EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone:	(203) 975-7110
Fax:	(203) 975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN HOLDINGS REPORTS SECOND QUARTER EARNINGS

AND CONFIRMS FULL YEAR 2006 ESTIMATE

STAMFORD, CT, July 27, 2006-- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today reported second quarter 2006 net income of $16.4 million, or $0.43 per diluted share, as compared to second quarter 2005 net income of $15.4 million, or $0.41 per diluted share. Results for 2006 included rationalization charges of $0.10 per diluted share net of tax for the recently announced shutdown of the metal container manufacturing facility in St. Paul, Minnesota and on-going elements of the rationalization of the plastic container facility in Valencia, California. Results for the second quarter of 2005 included a loss on early extinguishment of debt of $0.18 per diluted share net of tax.

“Results in the second quarter were in-line with our expectations and we continue to feel comfortable with our full year estimates for 2006,” said Tony Allott, President and CEO. “While operating margins before rationalization charges declined in the metal food container business due primarily to the timing of certain sales, we anticipate higher margin levels in the last half of the year. Plastic volumes were down due to tepid demand driven at least in part by inventory reductions by retailers, however, our cost reduction efforts in this business allowed us to

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SILGAN HOLDINGS

July 27, 2006

maintain operating margins. Our closures business continued to benefit from strong domestic volumes,” Mr. Allott continued. “We also achieved two very important strategic initiatives during the quarter, completing the White Cap Europe acquisition and initiating the closing of our metal food container facility in St. Paul, Minnesota, both of which are expected to deliver positive earnings and cash returns in the coming years,” concluded Mr. Allott.

Net sales for the second quarter of 2006 were $597.2 million, an increase of $16.0 million, or 2.8 percent, as compared to $581.2 million for the same period in 2005. This increase was primarily due to the acquisition of White Cap Europe, the pass through of higher raw material and other inflationary costs in all three businesses and strong domestic volumes in the closures business, partially offset by volume declines in the plastic container business.

Income from operations for the second quarter of 2006 was $39.9 million, a decrease of $9.6 million as compared to $49.5 million for the second quarter of 2005. This decrease was primarily due to the impact of pre-tax rationalization charges of $6.2 million. Additionally, inflation in manufacturing costs, a less favorable mix of products sold in the metal food containers business, lower plastic volumes and the impact of the inventory write-up from the White Cap Europe acquisition, as required by purchase accounting, negatively impacted operating results.

Interest and other debt expense for the second quarter of 2006 was $14.2 million, a decrease of $10.5 million as compared to the same period in 2005. This decrease was due to the impact of the $11.0 million loss on early extinguishment of debt recorded in the second quarter of 2005, partially offset by higher outstanding borrowings due to the White Cap Europe acquisition and the effects of higher market interest rates.

As a result of the acquisition of the White Cap Europe closures business and changes to the management reporting structure, the Company is now reporting three operating segments which include Metal Food Containers, Plastic Containers and Closures, which includes the historical domestic business and the acquired international operations.

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SILGAN HOLDINGS

July 27, 2006

Metal Food Containers

Net sales of $350.0 million in the metal food container business for the second quarter of 2006 were essentially flat with net sales from the same quarter a year ago. Higher average selling prices due to the pass through of higher raw material and other costs were offset by a less favorable mix of products sold which resulted primarily from a shift in sales of certain products between quarters in the year.

Income from operations of the metal food container business decreased in the second quarter of 2006 to $18.9 million as compared to $30.0 million for the same period in 2005 due primarily to the pre-tax rationalization charge of $5.8 million associated with the St. Paul closing, a less favorable mix of products sold and continued inflationary pressures on manufacturing costs which were not fully offset by productivity and efficiency improvements during the quarter. Operating margin, including the St. Paul charge, decreased to 5.4 percent from 8.6 percent over the same periods.

Plastic Containers

Net sales of the plastic container business were $145.0 million in the second quarter of 2006, a decrease of $13.7 million, or 8.6 percent, as compared to the second quarter of 2005. This decrease was primarily a result of significantly lower unit volumes resulting from soft demand in the personal care market, which was heavily impacted by the backup in the supply chain as retailers implemented inventory reduction programs throughout the quarter. This decline was partially offset by higher average selling prices as a result of the pass through of higher resin costs.

Income from operations of the plastic container business for the second quarter of 2006 was $11.8 million as compared to $12.9 million in the second quarter of 2005, and operating margin remained constant at 8.1 percent over the same periods. Income from operations decreased primarily as a result of lower unit volumes and incremental rationalization charges in the quarter, partially offset by the benefits of productivity improvements and cost reductions implemented throughout 2005.

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SILGAN HOLDINGS

July 27, 2006

Closures

Net sales of the closures business were $102.2 million in the second quarter of 2006, an increase of $29.1 million, or 39.8 percent, as compared to the second quarter of 2005. This increase was primarily a result of the acquisition of White Cap Europe, higher domestic unit volumes and higher average selling prices due to the pass through of increased raw material costs.

Income from operations in the closures business for the second quarter of 2006 increased $1.8 million to $10.7 million as compared to $8.9 million in the same quarter a year ago. This increase was a result of unit volume growth in the domestic business, partially offset by the impact of the inventory write-up for the White Cap Europe business as a result of purchase accounting in connection with the acquisition. Operating margin for the second quarter of 2006 decreased to 10.4 percent from 12.2 percent in the prior year period as a result of the impact of the inventory write-up discussed above.

Effective July 1, 2006, the Company completed the acquisition of the White Cap business in Turkey.

Six Months

Net income for the first six months of 2006 was $33.5 million, or $0.89 per diluted share, as compared to net income for the first six months of 2005 of $28.3 million, or $0.76 per diluted share. Results for the first six months of 2006 included one month of operations of the newly acquired White Cap Europe business and rationalization charges of $0.14 per diluted share net of tax, as compared with rationalization charges of $0.01 per diluted share net of tax and a loss on early extinguishment of debt of $0.18 per diluted share net of tax in the same period a year ago.

Net sales for the first six months of 2006 increased $55.9 million, or 5.0 percent, to $1.17 billion as compared to $1.11 billion for the first six months of 2005. This increase was largely the result of higher average selling prices in both the metal food and plastic container businesses primarily as a result of the pass through of higher raw material costs, the acquisition of White Cap Europe and strong volumes in the domestic closures business, partially offset by lower volumes in the plastic container business and a less favorable mix of products sold in the metal food container business.

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SILGAN HOLDINGS

July 27, 2006

Income from operations for the first six months of 2006 was $79.5 million, a decrease of $3.6 million, or 4.3 percent, from the same period in 2005. The decrease in income from operations was primarily due to the impact of pre-tax rationalization charges of $8.3 million, the impact of the inventory write-up in the newly acquired White Cap Europe business, lower unit volumes in the plastic container business and a less favorable mix of products sold in the metal food container business. These decreases were partially offset by strong operational results in the domestic closure business, continued benefits from rationalization and integration activities at our manufacturing facilities and resin benefits derived in the first quarter of 2006.

Interest and other debt expense for the first six months of 2006 was $25.5 million, a decrease of $11.5 million as compared to the first six months of 2005. This decrease was primarily attributable to the impact of the $11.0 million loss on early extinguishment of debt recorded in the second quarter of 2005.

Dividend

On June 15, 2006, the Company paid a quarterly cash dividend in the amount of $0.12 per share to holders of record of common stock of the Company on June 1, 2006. This dividend payment aggregated $4.5 million.

Outlook for 2006

The Company’s original earnings estimate for the full year 2006 was $2.55 to $2.65 per diluted share, which excluded the impact of rationalization charges. The Company’s full year estimate of rationalization charges is $0.22 per diluted share net of tax for the shutdown of the Valencia and St. Paul facilities. Based on this estimate, the year-to-date financial performance and the outlook for the back half of 2006, including operating margin improvement in the metal container business, the Company has confirmed its earnings estimate for 2006 in the range of $2.33 to $2.43 per diluted share which now includes rationalization charges of $0.22 per diluted share net of tax.

The Company expects net income per diluted share for the third quarter of 2006 to be in the range of $1.00 to $1.10, which includes an anticipated rationalization charge of $0.05 per diluted

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SILGAN HOLDINGS

July 27, 2006

share net of tax associated with the closing of the St. Paul facility. This compares to net income per diluted share of $1.20 in the third quarter of 2005. This estimate of net income per diluted share for the third quarter of 2006 includes the expectation that tomato can volumes will be delayed into the fourth quarter as a result of the wet weather in Northern California early in the planting season.

Additionally, the Company currently has several opportunities to increase investments in the base business as well as in the acquired closure operations, and therefore has increased estimates for capital expenditures to be in the range of $130 million to $140 million for the full year 2006. As a result, the Company currently estimates that the year-end 2006 debt balance will be approximately $900 million as compared to the current debt level of $1,170.9 million.

The Company’s current earnings estimates for both the third quarter and full year include the impact of the White Cap Europe acquisition which is estimated to be neutral to earnings for the full year.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the second quarter of 2006 at 1:00 p.m. eastern time on Thursday, July 27, 2006. The toll free number for domestic callers is (800) 289-0743, and the number for international callers is (913) 981-5546. For those unable to listen to the live call, a taped rebroadcast will be available until 5:00 p.m. eastern time on August 4, 2006. To access the rebroadcast, the toll free number for domestic callers is (888) 203-1112, and the number for international callers is (719) 457-0820. The pass code is 4042755.

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Silgan Holdings is a leading North American manufacturer of consumer goods packaging products with annual net sales of approximately $2.5 billion in 2005. Silgan operates 64 manufacturing facilities in the U.S., Canada and Europe. In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for

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SILGAN HOLDINGS

July 27, 2006

personal care products. In addition, Silgan is a leading supplier of metal, composite and plastic vacuum closures for food and beverage products in North America and Europe.

Statements included in this press release, which are not historical facts, are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2005 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

For the quarter and six months ended June 30,

(Dollars in millions, except per share amounts)

	Second Quarter		Six Months
	2006	2005	2006	2005

Net sales	$597.2	$581.2	$1,167.1	$1,111.2
Cost of goods sold	521.9	503.4	1,020.6	971.2

Gross profit	75.3	77.8	146.5	140.0
Selling, general and administrative expenses	29.2	28.1	58.7	56.4
Rationalization charges	6.2	0.2	8.3	0.5

Income from operations	39.9	49.5	79.5	83.1
Interest and other debt expense before loss on early extinguishment of debt	14.2	13.7	25.5	26.0
Loss on early extinguishment of debt	—	11.0	—	11.0

Interest and other debt expense	14.2	24.7	25.5	37.0
Income before income taxes	25.7	24.8	54.0	46.1
Provision for income taxes	9.3	9.4	20.5	17.8

Net income	$16.4	$15.4	$33.5	$28.3

Earnings per share: (1)
Basic net income per share	$0.44	$0.42	$0.90	$0.77
Diluted net income per share	$0.43	$0.41	$0.89	$0.76
Cash dividends per common share (1)	$0.12	$0.10	$0.24	$0.20
Weighted average shares (000’s): (1)
Basic	37,354	37,081	37,313	37,002
Diluted	37,878	37,571	37,853	37,536

(1)	Per share and share amounts have been restated for the two-for-one stock split that occurred on September 15, 2005.

SILGAN HOLDINGS INC.

CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

For the quarter and six months ended June 30,

(Dollars in millions)

	Second Quarter		Six Months
	2006	2005	2006	2005

Net sales:
Metal food containers (a)	$350.0	$349.4	$684.8	$659.4
Plastic containers	145.0	158.7	308.2	314.6
Closures (a)	102.2	73.1	174.1	137.2
Consolidated	$597.2	$581.2	$1,167.1	$1,111.2

Income from operations:
Metal food containers (a) (b)	$18.9	$30.0	$37.1	$52.6
Plastic containers (c)	11.8	12.9	25.6	22.0
Closures (a)	10.7	8.9	21.3	13.6
Corporate	(1.5)	(2.3)	(4.5)	(5.1)
Consolidated	$39.9	$49.5	$79.5	$83.1

SILGAN HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in millions)

	June 30, 2006	June 30, 2005	Dec. 31, 2005

Assets:
Cash and cash equivalents	$23.9	$82.3	$20.5
Other current assets	825.2	737.2	500.0
Property, plant and equipment, net	867.8	776.1	758.1
Other assets, net	377.5	238.6	252.0
Total assets	$2,094.4	$1,834.2	$1,530.6

Liabilities and stockholders’ equity:
Current liabilities, excluding debt	$326.1	$278.1	$319.3
Current and long-term debt	1,170.9	1,104.6	700.4
Other liabilities	292.8	218.0	237.5
Stockholders’ equity	304.6	233.5	273.4
Total liabilities and stockholders’ equity	$2,094.4	$1,834.2	$1,530.6

(a)	Current and prior year results have been restated to present our new Closures segment which includes the newly acquired White Cap Europe closures business.
(b)	Includes rationalization charges of $5.8 million for the three and six months ended June 30, 2006.
(c)

Includes rationalization charges of $0.4 million and $0.2 million in the second quarter of 2006 and 2005, respectively, and $2.5 million and $0.5 million for the six months ended June 30, 2006 and 2005, respectively.